SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|  Preliminary Proxy Statement             |_|  Confidential, for Use of the
|X|  Definitive Proxy Statement                   Commission Only (as permitted
|_|  Definitive Additional Materials              by Rule 14a-6(e)(2))
|_|  Soliciting Material Under Rule 14a-12

                             CANNONDALE CORPORATION
_______________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

_______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|    No fee required.
|_|    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

|_|    Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount previously paid:

(2)    Form, Schedule or Registration Statement No.:

(3)    Filing Party:

(4)    Date Filed:

                             CANNONDALE CORPORATION
                               16 TROWBRIDGE DRIVE
                            BETHEL, CONNECTICUT 06801
                                 (203) 749-7000



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 13, 2002


To our Stockholders:

         The Annual Meeting of Stockholders of Cannondale Corporation will be held on Wednesday, November 13, 2002, at 10:00 a.m., Eastern Standard Time, at our corporate headquarters, 16 Trowbridge Drive, Bethel, Connecticut, for the following purposes:

         1.  To elect three Class II directors for a three-year term;

         2. To ratify the selection of Ernst & Young LLP as our independent accountants for the 2003 fiscal year; and

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Accompanying this Notice is a Proxy, a Proxy Statement and a copy of our Annual Report to Stockholders for fiscal year 2002.

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED OR VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONE. The Proxy may be revoked at any time prior to the time that it is voted. Only stockholders of record as of the close of business on October 7, 2002 will be entitled to vote at the meeting.



By Order of the Board of Directors


JOHN T. CAPETTA
Secretary

Bethel, Connecticut
October 11, 2002

                             CANNONDALE CORPORATION
                               16 TROWBRIDGE DRIVE
                            BETHEL, CONNECTICUT 06801



                              ---------------------

                                 PROXY STATEMENT

                              ---------------------




         This Proxy Statement is being furnished to our stockholders in connection with the solicitation by the Board of Directors of Cannondale Corporation, a Delaware corporation (together with its subsidiaries, collectively referred to as we, us or our), of proxies for use at our Annual Meeting of Stockholders to be held at our headquarters, 16 Trowbridge Drive, Bethel, Connecticut on Wednesday, November 13, 2002, at 10:00 a.m., Eastern Standard Time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

         This proxy statement and the other enclosed documents are first being mailed to stockholders on or about October 11, 2002.

                                     GENERAL

         Only holders of record of our common stock at the close of business on October 7, 2002 are entitled to notice of, and to vote at the Annual Meeting or any postponements or adjournments thereof. As of October 7, 2002, 7,582,779 shares of our common stock were outstanding and held by approximately 530 holders of record. A list of stockholders entitled to vote at the meeting will be available for inspection at the meeting. Holders of our common stock are entitled to one vote on each matter to be considered and voted upon at the Annual Meeting for each share held.

         All shares of our common stock represented by properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified in the proxies. If no instructions are indicated, shares represented by proxy will be voted (i) FOR the slate of nominees proposed by our Board of Directors and (ii) FOR ratification of the appointment of Ernst & Young LLP as our independent accountants for the fiscal year ending June 28, 2003 ("fiscal 2003"). We do not expect that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented at the Annual Meeting, the persons named as proxies will vote in accordance with their judgment.

         The grant of a proxy does not preclude you from voting in person at the Annual Meeting. You may revoke a proxy at any time prior to the Annual Meeting by sending a written notice to us stating that you would like to revoke your proxy, submitting a new, timely proxy or attending the annual meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. If your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to the Annual Meeting in order to vote in person.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on October 7, 2002, will constitute a quorum. Abstentions and broker non-votes (votes withheld by brokers in the absence of instructions from the street-name holders) will be counted as present for establishing a quorum. Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions are not counted toward a nominee's number of total votes cast. All other matters which properly come before the Annual Meeting must be approved by a majority of the votes present at the Annual Meeting. Abstentions will have the practical effect of voting against such matter, since an abstention is one less vote for approval. Broker non-votes on any matter will have no impact on such matter since they are not considered "shares present" for voting purposes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table reflects shares of our common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of September 27, 2002, by (i) each person known to us to own more than 5% of our outstanding common stock as of September 27, 2002; (ii) each director and nominee to be a director of ours; (iii) each of our executive officers named in the Summary Compensation Table included on page 7 of this proxy statement; and (iv) our current directors and executive officers as a group. Unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned.


                                                                                  PERCENT OF
        BENEFICIAL OWNER                                  NUMBER OF SHARES (1)   COMMON STOCK
        ----------------                                  --------------------   ------------

        Joseph S. Montgomery  (2) (3).........              1,983,346             24.1%
        James Scott Montgomery (2) (4)........                489,186              6.4
        William A. Luca.......................                373,888              4.7
        Daniel C. Alloway.....................                277,297              3.5
        Leonard J. Konecny....................                 68,583               *
        Michael T. Dower......................                 24,831               *
        John Sanders..........................                  9,333               *
        Sally G. Palmer.......................                  9,333               *
        Michael J. Stimola (5)................                 19,533               *
        Gregory Griffin.......................                 11,213               *
        Pegasus Partners II, L.P. (6).........                981,517             11.5
        Royce & Associates, LLC (7)...........                808,400             10.7
        Dimensional Fund Advisors Inc. (8)....                625,900              8.3
        Arthur E. Hall (9)....................                567,500              7.5
        James R. Pyne (10)....................                549,451              6.8
        All current directors and executive
          officers as a group (13 persons)....              3,371,113             36.8%

---------------------

* Represents less than 1% of our outstanding common stock.

(1) The number of shares of common stock deemed beneficially owned includes shares issuable pursuant to stock options which may be exercised within 60 days of September 27, 2002, for the following persons: Mr. Joseph Montgomery - 187,083 shares, Mr. James Scott Montgomery - 96,000,
      Mr. Luca - 343,928,  Mr. Alloway - 248,216,  Mr. Konecny - 68,583,
      Mr. Sanders - 9,333, Ms. Palmer - 9,333, Mr. Stimola - 9,333, and
      Mr. Griffin - 9,333.

(2) Mr. Joseph S. Montgomery and Mr. James Scott Montgomery each has a business address at c/o Cannondale Corporation, 16 Trowbridge Drive, Bethel, Connecticut 06801.

(3) Includes 462,963 shares issuable upon conversion of a convertible debenture held by Mr. Montgomery.

(4) Includes 21,954 shares held in trust for Mr. James Scott Montgomery's minor children.

(5) Includes 5,000 shares held in Mr. Stimola's spouse's Individual Retirement Account.

(6) Based on information contained in Schedule 13G filed jointly by Pegasus Partners II, L.P. and certain related entities on August 5, 2002. The number of shares reported consists of shares issuable upon exercise of warrants currently exercisable. Pegasus Partners II, L.P. has an address at 99 River Road, Cos Cob, Connecticut 06807.

(7) Based on information contained in Schedule 13G filed by Royce & Associates, LLC on September 6, 2002. Royce & Associates, LLC has an address at 1414 Avenue of the Americas, New York, New York 10019.

(8) Based on information contained in Schedule 13G filed by Dimensional Fund Advisors Inc. ("Dimensional") on January 30, 2002. Dimensional is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as an investment manager to certain other investment vehicles. Dimensional disclaims beneficial ownership of the shares reported. Dimensional has an address at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(9) Based on information contained in Schedule 13D filed jointly by Arthur E. Hall and certain related parties on February 8, 1998.
      Mr. Hall has sole voting and dispositive power for 525,000 shares and shared voting and dispositive power for 42,500 shares. Mr. Hall has an address at 1726 Cedarwood Drive, Minden, Nevada 89423.

(10) Consists of shares issuable upon conversion of a convertible debenture held by Mr. Pyne. Mr. Pyne has an address at 5 Tennyson Circle,
      New Hartford, New York 13413.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons owning more than 10% of our common stock ("Reporting Persons") to file reports of ownership and reports of changes of ownership with the Securities and Exchange Commission. Reporting Persons are required to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of copies of these filings received, we believe that with respect to the fiscal year ended June 29, 2002, all required filings were made on a timely basis, except for one Form 3 filed late by Cynthia Hoboken (Treasurer).

                         ITEM 1 - ELECTION OF DIRECTORS

         Our Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class II expires at the 2002 Annual Meeting. The Board of Directors proposes that the nominees described below be elected to Class II for a new term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE SLATE OF NOMINEES
                                DESCRIBED BELOW.

                   CLASS II - DIRECTORS STANDING FOR ELECTION

JOHN SANDERS, Director since 1998

         John Sanders, 54, is currently engaged in venture capital investment with Milstein Brothers Capital Partners. From 1998 to September 2000, he was with the New York Islanders Hockey Club, L.P., where he served as President (1999 to 2000) and Senior Vice President-Administration and General Counsel (1998 to 1999). Prior to joining the Islanders, Mr. Sanders was a partner with the law firm of Levett, Rockwood & Sanders since 1981.

JAMES SCOTT MONTGOMERY, Director since 1994

         James Scott Montgomery, 41, was appointed our Vice President of Marketing in February 2002, a position he also held from 1993 to 1997. From 1997 to February 2002, Mr. Montgomery engaged in various private investment and consulting activities that included providing consulting services to us. His previous positions with us include founder and President of the Sales and Trading Divisions of Cannondale Japan KK (1991 to 1993), co-founder and Managing Director of Cannondale Europe B.V. (1989 to 1991) and Director of Purchasing. Mr. Montgomery is the son of Joseph S. Montgomery, our Chairman, President and Chief Executive Officer.

SALLY G. PALMER, Director since 1999

         Sally G. Palmer, 47, has served as the Chief Development Officer for the Credit Suisse First Boston Technology Group since June 2000, where she oversees the career development of the group's professionals. Previously, she served as an advisor to us while she was a Principal with the investment banking division of Robertson, Stephens & Company (1990 to 1998).

               CLASS III - TERM EXPIRES AT THE 2003 ANNUAL MEETING

WILLIAM A. LUCA, Director since 1994

         William A. Luca, 59, has served as our Vice President of Finance and Chief Financial Officer since 1994 and as our Chief Operating Officer since February 2000. He also served as our Treasurer from 1994 to November 2001. Prior to joining us, he served as a management consultant from 1989 to 1993, including consulting for us between August and December 1993. From 1980 to 1989, Mr. Luca was employed by Dual-Lite, Inc., a manufacturer of emergency lighting systems, as President and Chief Executive Officer (1986-1989), President and

Chief Operating Officer (1983-1986) and Chief Financial Officer (1980-1983).

DANIEL C. ALLOWAY, Director since 1998

         Daniel C. Alloway, 43, has held a number of positions since joining us in 1982, including Vice President of Sales (1998 to present), Vice President of Sales and Vice President of European Operations (1994 to 1998), Managing Director of Cannondale Europe (1992 to 1994), Director of Sales and Marketing (1990 to 1992) and National Sales Manager (1987 to 1990).

GREGORY GRIFFIN, Director since 1999

         Gregory Griffin, 53, is a self-employed attorney and businessman. Previously, Mr. Griffin was Assistant General Counsel with BTR, Inc., a multinational conglomerate (1995 to 1999), and a partner with the law firm of Levett Rockwood & Sanders (1981 to 1995).

                CLASS I - TERM EXPIRES AT THE 2004 ANNUAL MEETING

JOSEPH S. MONTGOMERY, Director since 1971

         Joseph S. Montgomery, 62, founded Cannondale in 1971 and has been our Chairman, President and Chief Executive Officer and a director since our formation. Mr. Montgomery is the father of James Scott Montgomery, who is also a director and our Vice President of Marketing.

MICHAEL J. STIMOLA, Director since 1995

         Michael J. Stimola, 45, is the founder, Chief Executive Officer and President of Sandella's Coffee Cafe, Inc., a company formed in 1994, of which Mr. Joseph Montgomery is a director and a principal stockholder. Sandella's licenses a food system service for upscale gourmet quick-service restaurants. Mr. Stimola is also the President of Sandvick Associates Inc., a design and construction company headquartered in Georgetown, Connecticut.

DIRECTORS' REMUNERATION; ATTENDANCE

         Directors who are also full-time employees of ours receive no additional compensation for serving as a director. During fiscal 2002, each non-employee director received a quarterly payment of $1,500, plus $1,000 for each day on which the member attended a meeting of our Board of Directors or a committee, together with reimbursement of actual expenses incurred in attending meetings. Upon election to the Board of Directors, non-employee directors are granted 1,000 options to purchase our common stock, which are immediately exercisable, at an exercise price per share equal to the fair market value of a share of common stock at the time of grant. From time to time, non-employee directors may be granted additional options to purchase our common stock. There were no options granted to non-employee directors during fiscal 2002.

         Our Board of Directors met five times during fiscal 2002. No director attended fewer than 75% of the total number of meetings of the Board and committees on which such director served.

COMMITTEES OF THE BOARD

         Our Board of Directors has standing Compensation, Audit and Nominating Committees.

         The Compensation Committee is composed of Messrs. Sanders, Griffin, Stimola and Ms. Palmer. The Compensation Committee's functions are to review and set the compensation, including salary, bonuses, stock options (in conjunction with the Stock Option Plan Administrative Committee) and other incentive compensation, of our Chief Executive Officer and certain of our most highly compensated officers, and to recommend to the Board of Directors incentive compensation, retirement or other similar plans benefiting directors, officers and other key employees of ours. The Compensation Committee met four times during fiscal 2002.

         The Audit Committee is composed of three independent directors, Messrs. Sanders, Griffin and Ms. Palmer. The Audit Committee's functions are to oversee our independent accountants and oversee management on matters relating to accounting, financial reporting and disclosure, internal controls and compliance with laws, regulations and corporate policies. The Audit Committee met twice during fiscal 2002.

     The Nominating Committee is composed of Messrs. Sanders, Griffin, Stimola and Ms. Palmer. The Nominating Committee's functions are to recommend to the Board of Directors criteria for the selection of candidates for director, evaluate candidates and recommend nominees to serve as directors. The Nominating Committee did not meet during fiscal 2002.

REPORT OF THE AUDIT COMMITTEE

         The Board of Directors has appointed an Audit Committee consisting of three directors. Each of the members of the Audit Committee is "independent" as currently defined under the National Association of Securities Dealers' listing standards. The Board of Directors has adopted a written charter with respect to the Audit Committee's roles and responsibilities.

         In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended June 29, 2002 with management and Ernst & Young LLP, our independent accountants. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. This included a discussion of Ernst & Young LLP's judgments as to the quality, not just the acceptability, of our accounting principles and the other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Independent Standards Board Standard No. 1, Independence Discussion with Audit Committees, and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

         Based on the Audit Committee's review and the discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2002 for filing with the Securities and Exchange Commission.


                                           Members of the Audit Committee

                                                    John Sanders
                                                    Gregory Griffin
                                                    Sally G. Palmer

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

         The Board of Directors has appointed a Compensation Committee consisting of four non-employee directors. The Board of Directors has also appointed a Stock Option Plan Administrative Committee consisting of these four non-employee directors to administer our stock option plans.

         Our compensation program for executive officers and our management team consists of the following three key elements, in addition to the benefit plans offered to all of our employees: base salary; discretionary bonus; and long-term incentive compensation consisting of stock options. The Compensation Committee believes that this approach best serves our interests and the interests of our stockholders by ensuring that executive officers are compensated in a manner that advances both our short and long-term interests and the interests of our stockholders.

Components of Executive Compensation

         Base Salary. The base salaries paid to executive officers are reviewed annually by the Chief Executive Officer based upon his assessment of the nature and responsibilities of the position, and the contribution, experience and tenure of the executive officer. Base salary reflects individual performance and is designed to be competitive with salary levels in effect at companies within and outside the industry in which we compete for executive talents. The Chief Executive Officer reviews his salary recommendations for all executive officers with the Compensation Committee, which is responsible for approving or disapproving those recommendations.

         Annual Bonus. The Chief Executive Officer also makes recommendations to the Compensation Committee as to annual cash bonuses, if any, to be paid to individual executive officers, based upon his evaluation of each executive officer's contribution to our performance. The Chief Executive Officer and the Compensation Committee determined that no annual cash bonuses were payable to executive officers in fiscal 2002 based on our financial performance during fiscal 2001. In addition, there will be no annual cash bonuses payable to executive officers in fiscal 2003 based on our financial performance during fiscal 2002.

         Stock Options. Our 1994 Stock Option Plan, 1994 Management Stock Option Plan, 1995 Stock Option Plan, 1996 Stock Option Plan, 1998 Stock Option Plan and 2000 Stock Option Plan authorize the Administrative Committee to grant options to our executives, directors, employees, consultants and advisors. Option grants are made from time to time to executives whose contributions are perceived to have had or to be likely to have a significant impact on our performance. In fiscal 2002, certain executive officers received grants of non-qualified stock options. These options were granted at the fair market value of our common stock on the date of grant. The options become exercisable over a three-year period and have a ten-year term. In determining the number of stock options granted to executive officers, the Administrative Committee took into account position levels, individual performance and the number of shares available for issuance under our stock plans.

Chief Executive Officer Compensation

         Mr. Joseph Montgomery's compensation as Chief Executive Officer is composed of the same elements and performance measures as our other senior executives. The Compensation Committee believes that Mr. Montgomery's total compensation reflects the unique contributions that he makes to our performance as an innovative leader in the bicycle industry and in leading our advancement into the motorsports industry. Mr. Montgomery's base salary is reflective of market rates of compensation paid to chief executive officers of comparable companies. In addition, Mr. Montgomery's base salary reflects his significant involvement in the research and development and in the manufacturing process of the motorsports product line as well as the consolidation of responsibilities in the motorsports product line. The Compensation Committee did not authorize any annual cash bonus to Mr. Montgomery for fiscal 2002, given our financial performance. There were no options granted to Mr. Montgomery during fiscal 2002.


                                     Members of the Compensation Committee

                                               John Sanders
                                               Michael J. Stimola
                                               Sally G. Palmer
                                               Gregory Griffin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee currently consists of John Sanders, Gregory Griffin, Michael J. Stimola, and Sally G. Palmer. Joseph Montgomery serves as a director of Sandella's, a company formed in 1994, of which Mr. Stimola is the founder, President and Chief Executive Officer. Sandella's licenses a food system service for upscale gourmet quick-service restaurants.

EXECUTIVE COMPENSATION SUMMARY TABLES

         The following table sets forth certain information with respect to the compensation paid by us for services rendered to us in all capacities during fiscal 2002, 2001 and 2000 to our Chief Executive Officer and our other four most highly compensated executive officers whose aggregate salary and bonus compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                                                                       LONG TERM
                                                                                                                      COMPENSATION
                                                                                                                      ------------
                                                                                                                         AWARDS
                                                                                                                      ------------
                                                                                       ANNUAL COMPENSATION              SECURITIES
                                                                                  ------------------------------------  UNDERLYING
NAME AND PRINCIPAL POSITION                                               YEAR       SALARY   BONUS (1)     OTHER        OPTIONS
---------------------------                                               ----    --------- -------------- ----------- -----------

  Joseph S. Montgomery...........................................        2002      $500,000   $       0   $48,091 (2)          0
     Chairman, President and Chief Executive Officer                     2001       500,000           0    61,538 (2)     75,000
                                                                         2000       371,538           0    37,073 (2)          0
  William A. Luca................................................        2002       400,000           0    31,131 (3)     15,000
     Vice President of Finance, Chief Financial Officer                  2001       400,000           0    23,613 (3)     75,000
     and Chief Operating Officer                                         2000       335,769           0         O         80,000
  Daniel C. Alloway..............................................        2002       250,000           0         0         15,000
     Vice President of Sales                                             2001       250,000           0         0         75,000
                                                                         2000       201,827           0         0         30,000
  Leonard J. Konecny.............................................        2002       155,465           0         0              0
     Vice President of Purchasing                                        2001       152,369           0         0         15,000
                                                                         2000       132,714           0         0         10,000
  Michael T. Dower (4)...........................................        2002       138,231           0         0              0
     Vice President of Information Technology                            2001       130,577           0         0         15,000
                                                                         2000       121,250           0         0         10,000
---------------

(1) Profit-sharing bonuses were not paid to Messrs. Montgomery, Luca, Alloway, Konecny and Dower in fiscal 2002 for corporate profitability in fiscal 2001. No profit-sharing bonuses will be paid to Messrs. Montgomery, Luca, Alloway, Konecny and Dower in fiscal 2003 for corporate profitability in fiscal 2002.

(2) Perquisites for fiscal 2002 include the personal use of a corporate airplane of $42,349. Perquisites for fiscal 2001 include the reimbursement of legal fees of $19,339 incurred in conjunction with the early repayment of Mr. Montgomery's $12.0 million obligation to us and personal use of a corporate airplane of $33,899. Perquisites for fiscal 2000 include personal use of a corporate airplane of $28,830.

(3) Amount represents gross-up payment for tax liabilities associated with a home mortgage note with us.


(4) Mr. Dower was appointed Vice President of Information Technology in September 1999.

       The following table sets forth certain information regarding stock options granted during fiscal 2002 by us to the executive officers named in the Summary Compensation Table above.


                        OPTION GRANTS IN FISCAL YEAR 2002


                                              INDIVIDUAL GRANTS
                                     ----------------------------------
                                                                             POTENTIAL
                                      PERCENT                            REALIZABLE VALUE
                                      OF TOTAL                          AT ASSUMED ANNUAL
                         NUMBER OF    OPTIONS                             RATES OF STOCK
                         SECURITIES  GRANTED TO                          PRICE APPRECIATION
                         UNDERLYING  EMPLOYEES    EXERCISE               FOR OPTION TERM(2)
                          OPTIONS    IN FISCAL      PRICE    EXPIRATION -------------------
NAME                     GRANTED(1)  FISCAL YEAR  PER SHARE     DATE        5%       10%
----                     ----------  -----------  ---------   ---------   ------   --------

Joseph S. Montgomery           --        --          --          --          --        --
William A. Luca.....       15,000        2.73%      $4.36     2/27/12   $41,130   $104,231
Daniel C. Alloway...       15,000        2.73        4.36     2/27/12    41,130    104,231
Leonard J. Konecny..           --        --          --          --          --        --
Michael T. Dower....           --        --          --          --          --        --
----------------



(1) Options vest over a three-year period from the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission of five percent and ten percent of the fair value of our common stock on the date of grant of the options, compounded annually from the date of grant to the option expiration dates. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any are dependent on the performance of our common stock and the date on which the option is exercised. There can be no assurance that the values reflected would be achieved.


        The following table sets forth certain information with respect to the exercises of stock options during the fiscal year ended June 29, 2002 (none of the named executive officers exercised any options during fiscal 2002), and presents the fiscal year-end value of unexercised stock options held as of June 29, 2002 by the executive officers named in the Summary Compensation Table above.


                 AGGREGATE OPTIONS EXERCISED IN FISCAL 2002 AND
                       FISCAL 2002 YEAR END OPTION VALUES

                                                      NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY
                                SHARES               OPTIONS AT JUNE 29, 2002  OPTIONS AT JUNE 29, 2002 (1)
                               ACQUIRED      VALUE   ------------------------- ----------------------------
NAME                         ON EXERCISE    REALIZED EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                         -----------    -------- ----------- -------------  -----------  -------------

Joseph S. Montgomery........      - -        $ - -      187,083    116,667       $79,050       $     - -
William A. Luca.............      - -          - -      325,695    143,567        46,614             - -
Daniel C. Alloway...........      - -          - -      242,216    108,000        55,335             - -
Leonard J. Konecny..........      - -          - -       67,583     42,560         - -               - -
Michael T. Dower............      - -          - -       22,164     37,562         - -               - -


----------------

(1) The values in this column represent the closing sales price of our common stock on the Nasdaq National Market on June 28, 2002, $2.38, less the respective option exercise price.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes share and exercise price information about our equity compensation plans as of June 29, 2002.


                                                                                 NUMBER OF
                                                                                 SECURITIES
                                      NUMBER OF                             REMAINING AVAILABLE
                                   SECURITIES TO BE                         FOR FUTURE ISSUANCE
                                     ISSUED UPON                                UNDER EQUITY
                                     EXERCISE OF        WEIGHTED-AVERAGE     COMPENSATION PLANS
                                     OUTSTANDING            EXERCISE             (EXCLUDING
                                       OPTIONS,       PRICE OF OUTSTANDING       SECURITIES
                                     WARRANTS AND    OPTIONS, WARRANTS AND      REFLECTED IN
PLAN CATEGORY                           RIGHTS               RIGHTS              COLUMN (A))
-------------                      ----------------  ---------------------  --------------------
                                         (A)                  (B)                    (C)
Equity compensation plans
approved by security
holders (1)....................      2,582,115               $7.38                 86,663

Equity compensation plans not
approved by security
holders (2)....................        978,405               $4.80                 21,595
                                    ----------                                   --------

Total..........................      3,560,520               $6.67                108,258
                                     =========                                    =======

----------------

(1) These plans consist of our 1994 Stock Option Plan, 1994 Management Stock Option Plan, 1996 Stock Option Plan, 1998 Stock Option Plan and 1994 Employee Stock Purchase Plan.

(2) This plan consists of our 2000 Stock Option Plan.

        Of our six stock option plans, only our 2000 Stock Option Plan was adopted without the approval of our stockholders. The 2000 Stock Option Plan is substantially similar to our other stock option plans except that the 2000 Stock Option Plan provides that options under the plan may not be granted to persons who serve as both officers and directors of Cannondale. In addition, under the 2000 Stock Option Plan, persons who are either officers or directors may not be granted options covering 50% or more of the total number of options granted under the 2000 Stock Option Plan during any calendar year.

        All options granted under our 2000 Stock Option Plan are non-qualified stock options. The option exercise price per share of our common stock purchasable under an option is determined by the Stock Option Plan Administrative Committee at the time of grant, but in no event will the exercise price of an option be less than the fair market value of our common stock on the date of grant. The term of each option granted under our 2000 Stock Option Plan is fixed by the Administrative Committee, but the term of any option may not exceed ten years from the date of grant. An option granted under any plan shall be exercisable at such time or times and subject to such conditions as shall be determined by the Administrative Committee.

EMPLOYMENT AGREEMENTS AND SEPARATION PLANS

        We entered into employment agreements with Michael Dower and Leonard Konecny, as of June 1, 1992 and June 6, 1994, respectively. Pursuant to these agreements, Mr. Dower agreed to serve as our Manager of Operating Systems and Mr. Konecny agreed to serve as our Vice President of Purchasing. The annual base salary to be paid under each agreement to Mr. Dower and Mr. Konecny was $80,000 per annum. The agreements may be terminated either by Mr. Dower and Mr. Konecny or us upon at least 14 days prior written notice, or by us effective immediately for cause. The agreements also contain a non-competition provision which requires among other things, that Mr. Dower and Mr. Konecny not perform functions or provide the same or substantially similar services to those performed or provided by them for us for any competitor of ours for a period of one year following the termination of employment for any reason.

        On February 5, 1998, we entered into Change-of Control Employment Agreements with Joseph Montgomery, William Luca and Daniel Alloway (each, an "Executive"). Each agreement is identical and provides that upon a Change of Control (as defined in each agreement), we will continue to employ the Executive for three years after the Change of Control occurs (the "Employment Period"), unless the agreement is terminated earlier in accordance with its terms. During the Employment Period, each Executive will receive an annual base salary at least equal to 12 times the highest monthly base salary paid or payable to each respective Executive for the 12 month period prior to the Change of Control ("Annual Base Salary"). In addition, each Executive is entitled to receive an annual profit-sharing bonus at least equal to the highest profit-sharing bonus paid to each respective Executive in the past three fiscal years ("Annual Bonus"). Pursuant to the terms of each agreement, each Executive's employment with us may be terminated by the Executive at any time and for any reason or no reason at all. Upon a termination of employment during the Employment Period (other than for death or disability (as defined in each agreement)), we shall pay to the Executive the aggregate of the following amounts: (1) the Executive's Annual Base Salary through the Date of Termination (as defined in each agreement) to the extent not already paid;
(2) the product of (x) the higher of (i) the amount of any Annual Bonus, annualized in the event the Executive was not employed for the full fiscal year relating thereto and (ii) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") times (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not already paid; (4) the amount equal to the product of (i) three and (ii) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus; and
(5) any Gross-Up Payments (as defined in each agreement) for certain tax obligations of the Executive. Each Executive shall also be entitled to certain benefits and limited payments relating to specific obligations of ours. During the Employment Period, we may terminate each Executive's employment with us upon an Executive's death or disability with specified payment obligations in each instance for accrued obligations and other benefits.

        We have also entered into identical non-competition agreements, dated as of February 16, 2000, with each of the Executives. Under the terms of each agreement, if, after a Change of Control (as defined in the agreement), the Executive's employment with us is terminated other than for death or disability, the Executive has agreed that he will not engage in any business that engages in the bicycle or motorsports manufacturing, marketing or distribution business and will not interfere with any business relationship between us and any of our customers, suppliers, lessors, lessees or employees for a period of two years after the termination of his employment. In consideration for his covenant not to complete, we would pay to the Executive within 30 days after his termination of employment a lump sum payment equal to two times the sum of the Executive's Annual Base Salary and Highest Annual Bonus (as such terms are defined in the agreement).

        On February 16, 2000, we entered into a severance agreement with William Luca. Together with the non-competition agreement, this agreement replaces and supersedes a prior employment agreement between us and Mr. Luca. Pursuant to the terms of the severance agreement, if, prior to a Change of Control (as defined in the agreement), Mr. Luca's employment is terminated by us without Cause or by Mr. Luca for Good Reason (as such terms are defined in the agreement), we will be obligated to pay Mr. Luca substantially the same amounts and provide substantially the same benefits that Mr. Luca would have been entitled to receive pursuant to the terms of his change-of-control employment agreement and his non-competition agreement if his employment was terminated after a Change of Control. The agreement also contains a two-year non-competition provision which prohibits Mr. Luca from, among other things, engaging in any business that engages in the bicycle or motorsports manufacturing, marketing or distribution business or interfering with any business relationship between us and any of our customers, suppliers, lessors, lessees or employees for a period of two years after the termination of his employment.

        Leonard Konecny and Michael Dower are participants in our Change-of-Control Separation Plan A. The plan provides that each of Mr. Konecny and Mr. Dower will continue to be a participant in the plan until he ceases to be employed by us or his designation as a participant in the plan is rescinded by our Board of Directors. Upon a Change of Control (as defined in the plan), we will be obligated to pay each plan participant, subject to certain federal tax limitations, the aggregate of the following amounts if the participant is terminated for any reason other than for cause (as defined in the plan), death or disability (as defined in the plan): (1) the participant's Annual Base Salary at the time of a Change of Control through the Date of Termination (as defined in the plan) to the extent not already paid; (2) any compensation previously deferred (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not already paid; and (3) the amount equal to the product of (i) one and one-half and (ii) the participant's Annual Base Salary. Upon such termination, the participant shall also be entitled to certain benefits and limited payments relating to specific obligations of ours. After a Change of Control, we may also terminate each participant for death or disability with specified payment obligations in each instance for accrued obligations.

COMPARISON OF CUMULATIVE TOTAL RETURNS

        The following graph compares the performance of our common stock with the performance of the Nasdaq Stock Market (U.S. Companies) Stock Price Index (the "Nasdaq Index") and a peer group index created by us, during the five-year period ended June 28, 2002. The graph assumes that $100 was invested on June 27, 1997 in each of our common stock, the Nasdaq Index and the peer group index, and that all dividends were reinvested.

        The peer group index we created is composed of companies in bicycle, motorsports or other recreational product lines of business. We added Arctic Cat Inc. to the self-determined peer group this year because we operate in similar lines of business. There were no other changes made to the self-determined peer group. The common stock of the following companies has been included in the self-determined peer group index: Adams Golf Inc., Arctic Cat Inc., Brass Eagle Inc., Callaway Golf Company, Ducati Motor Holding S.p.A., First Team Sports Inc., Huffy Corporation, K2, Inc., Oakley Inc., and Polaris Industries Inc. The prior self-determined peer group index (which excludes Arctic Cat Inc.) is shown for comparative purposes.



                                    [GRAPH OMITTED]








                                    LEGEND
                                    ------

Total Returns Index for:       6/27/97  6/26/98 7/02/99 6/30/00 6/29/01 6/28/02
------------------------------ -------- ------- ------- ------- ------- -------
Cannondale Corporation          100.0     69.7    60.6    36.2    22.0    13.3
Nasdaq Stock Market (U.S.
  Companies)                    100.0    130.3   193.8   280.6   152.1   103.6
Self-Determined Peer Group      100.0     75.4    64.0    62.3    56.4    60.9
Prior Self-Determined Peer
  Group                         100.0     74.6    62.7    60.6    54.2    58.2

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In fiscal 2002, we paid James Scott Montgomery $37,000 for consulting services he provided to us prior to his appointment as our Vice President of Marketing in February 2002. Beginning at that time through the end of fiscal 2002, we paid Mr. Montgomery approximately $60,600 in salary.

        In fiscal 1997, we agreed to provide up to $450,000 in interest-free loans to William Luca to enable him to purchase a home in the vicinity of our headquarters. In fiscal 1999, fiscal 2000 and fiscal 2001, we provided Mr. Luca with an additional $200,000, $200,000 and $95,000, respectively, of interest-free loans. These advances were incorporated into the original loan agreement and are subject to the same terms and conditions as the original loan. As of September 27, 2002, $945,000 had been advanced to Mr. Luca. The loans mature on December 29, 2006, at which time the entire principal balance is due. The loans are secured by a mortgage on Mr. Luca's residence.

        In fiscal 1997, we agreed to provide up to $125,000 in interest-free loans to Leonard Konecny to enable him to purchase a home in the vicinity of our headquarters. In fiscal 2000, we agreed to provide Mr. Konecny an additional $20,000 of interest-free loans under the same terms and conditions as the original loan. In the beginning of fiscal 2001, we advanced to Mr. Konecny an additional $30,000. These advances were incorporated into the original loan agreement and are subject to the same terms and conditions as the original loan. As of September 27, 2002, $175,000 had been advanced to Mr. Konecny. The loans mature on September 1, 2007, at which time the entire principal balance is due. The loans are secured by a mortgage on Mr. Konecny's residence.

        In fiscal 1999, we provided Daniel Alloway with an $80,000 interest-free advance against his future salary. In fiscal 2000, we advanced to Mr. Alloway an additional $15,000. The total amount advanced to Mr. Alloway was converted into a demand note receivable during fiscal 2000. In fiscal 2001, we agreed to provide Mr. Alloway an additional interest-free advance in the amount of $66,638. This advance is included in the total demand note receivable with Mr. Alloway as of September 27, 2002, in the amount of $161,638.

        During fiscal 2001, we issued, at par, a $2.0 million debenture to Joseph Montgomery, which is due June 28, 2005 and is currently convertible into shares of our common stock at a conversion price of $4.32 per share. The debenture bears interest at 8.0%. We accrued $196,000 and $28,000 in interest payable to Mr. Montgomery as of June 29, 2002 and June 30, 2001, respectively, related to this debenture. On July 29, 2002, we paid Mr. Montgomery approximately $210,000 which represented the interest payable as of that date.

        Our Board of Directors believes that the terms of loans to employees were fair and reasonable under the circumstances. We anticipate that future transactions with affiliated parties will be approved by a majority of our disinterested directors and will be on terms no less favorable to us than those that could be obtained from unaffiliated parties.

               ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        We have appointed Ernst & Young LLP as our independent accountants for fiscal 2003. Ernst & Young LLP has served as our independent accountants since 1993. Services provided to us by Ernst & Young LLP with respect to fiscal 2002 included the audit of our consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax matters. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

        Ratification of the appointment of Ernst & Young LLP as our independent accountants for fiscal 2003 will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event stockholders do not ratify the appointment of Ernst & Young LLP as our independent accountants for the forthcoming fiscal year, the Audit Committee and the Board of Directors will reconsider such appointment.

INDEPENDENT ACCOUNTANTS' FEES

        During fiscal 2002, Ernst & Young LLP billed us for the following professional services:

          o Audit Fees rendered for the audit of our financial statements and for the review of our unaudited quarterly financial statements for the year ended June 29, 2002 amounted to approximately $264,000.

          o Financial Information System Design and Integration Fees amounted to approximately $3,000.

          o All Other Fees including both audit and non-audit related services amounted to approximately $113,000. Audit related services generally include fees for accounting consultations, pension and statutory audits, and Securities and Exchange Commission registration statements.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has determined that, in its opinion, they are compatible.

        OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT ACCOUNTANTS FOR FISCAL 2003.

                                  OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

                STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

        Pursuant to the Securities and Exchange Commission rules promulgated under the Securities Exchange Act of 1934, any proposal of a stockholder intended to be presented at our 2003 Annual Meeting of Stockholders must be received by our Secretary, for inclusion in our proxy statement relating to the 2003 Annual Meeting, by June 13, 2003. In accordance with the advance notice provisions contained in our Bylaws, we generally must receive notice of a stockholder's intent to propose any business at an annual meeting no later than the close of business on the 70th day and no earlier than the close of business on the 90th day prior to the first anniversary of this year's Annual Meeting (November 13, 2003).

        Any stockholder of record may nominate candidates for election to our Board of Directors if a written notice is delivered to our Secretary at our principal executive offices no later than the close of business on the 70th day and no earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. The written notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the stockholder and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and address of the stockholder and such beneficial owner, (b) the number of shares of our common stock that are owned beneficially and held of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record entitled to vote at the meeting and (d) a representation whether the stockholder the beneficial owner, if any, intends to solicit proxies from stockholders in support of the nomination.

                          INTERNET AND TELEPHONE VOTING

        If you hold your shares in the name of a bank or broker, you may have the opportunity vote via the Internet or by telephone. Your ability to vote via the Internet or by telephone depends on your bank's or broker's voting procedures. To determine if you may vote via the Internet or by telephone, please refer to the accompanying instructions. Please follow the directions on your proxy card carefully.

                             ADDITIONAL INFORMATION

        We will bear the cost of soliciting proxies. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.

October 11, 2002                           By Order of the Board of Directors

                                           JOHN T. CAPETTA
                                           Secretary

--------------------------------------------------------------------------------

                                      PROXY
                             CANNONDALE CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph S. Montgomery and William A. Luca, and each of them individually, as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock of the undersigned at the Annual Meeting of the Company, to be held at the Company's Corporate Headquarters, 16 Trowbridge Drive, Bethel, Connecticut, on Wednesday, November 13, 2002 at 10:00 a.m., Eastern Standard Time, and at any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSAL SET FORTH ON THE REVERSE SIDE.


--------------                                                    --------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
    SIDE                                                               SIDE
--------------                                                    --------------
--------------------------------------------------------------------------------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                             CANNONDALE CORPORATION

                               NOVEMBER 13, 2002





                 Please Detach and Mail in th Envelope Provided
--------------------------------------------------------------------------------
    ___
A  | X |   Please mark your
   |___|   votes as in this
           example.

        The Board of Directors recommends a vote FOR proposals 1 and 2.


1. Election of Class II Directors

     FOR              WITHHELD        NOMINEES:
      _                  _              (01)  John Sanders
     |_|                |_|             (02)  James Scott Montgomery
                                        (03)  Sally G. Palmer
 _
|_|______________________________________
   For all nominees except at noted above

2. Selection of Independent Accountants.

     FOR              WITHHELD          ABSTAIN
      _                  _                 _
     |_|                |_|               |_|


3. The proxies are authorized to vote upon such other business that may properly come before the meeting, in accordance with the judgment of the person or persons voting this proxy.

                                                                              _
                            MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    |_|



Signature:-------------------------------------   Date:-------------------------


Signature:-------------------------------------   Date:-------------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------